Exhibit (C)(12)

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Presentation to the Special Committee of the Board of Directors May 18, 2023 [***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b - 2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Unless otherwise specified, all projections reflect Company management estimates as of April 2023.

These materials have been prepared by Evercore Group L.L.C. ("Evercore") for the Special Committee of Arco Platform Limited (the "Company") to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Company.

These materials were compiled on a confidential basis for use by the Special Committee of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore.

These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates.

Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Evercore / Seneca Evercore
Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Table of Contents Process Update Situation Overview Preliminary Valuation Analysis Appendix Section I II III

Preliminary Draft – Confidential Prepared at the Request of Counsel I. Process Update

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Process Overview

- **Arco Platform Limited (NASDAQ: ARCE) ("Arco" or the "Company") is an education-technology company that offers textbooks and virtual educational content, pedagogical consulting services, and financial solutions to K-12 private schools in Brazil**
- **On November 30, 2022, Arco announced the receipt of a non-binding proposal from General Atlantic L.P. ("GA") and Dragoneer Investment Group, LLC ("Dragoneer") (collectively, the "Bidders") to acquire all outstanding Class A shares not held by the Bidders or Oto Brasil de Sá Cavalcante and Ari de Sá Cavalcante Neto (the "Controlling Shareholders") for US$11.00 per share (the "Offer Price")**
  - Bidders collectively own 15% of Class A shares and are the holders of the US$150 million Convertible Notes due November 2028
  - Controlling Shareholders have 88% voting control (1% of Class A shares and 100% of the high-voting Class B shares) (or 42% of all common shares outstanding) and
  - Controlling Shareholders signed a 90-day exclusivity agreement (with automatic renewal) with the Bidders on November 30, 2022, which was renewed once for another 90 days
  - The Offer Price implies a 22% premium over the unaffected closing price of US$9.04 as of November 30, 2022 and an implied Transaction Value[1] of US ~$1.3bn and ~8.8x '23E EBITDA[1]
- **On January 26, 2023, Arco announced the formation of a Special Committee ("SC") of four independent and disinterested directors and the engagement of Evercore / Seneca-Evercore and Skadden as the SC's financial and legal advisors, respectively**
- **On January 27, 2023, Evercore / Seneca-Evercore began reviewing data provided by Arco management (CFO, Head of Investor Relations, and other FP&A), including:**
  - Preliminary financial projections developed by the CFO
  - Sector dynamics, competitive landscape, and market opportunity
  - Correspondence from disinterested shareholders with respect to the non-binding proposal
  - Shareholder register and Class A and B outstanding share counts
- **In parallel, the non-disclosure agreement ("NDA") between the Company and the Bidders was negotiated**
- **Over the following weeks due diligence and analysis were performed on the preliminary projections and revised projections were developed by management ("Management Projections"), and subsequently an illustrative sensitivity scenario ("Illustrative Sensitivity Scenario") as directed by the SC on February 22, 2023**

References to discussions with Arco management do not include the Controlling Shareholders, including Arco CEO Ari de Sá Cavalcante Neto

Source: Arco filings, Arco management, Arco projections per Arco management as approved for Evercore's use by Special Committee as of February 23, 2023, Refinitiv Eikon
Note: Ownership data based on 38.526 million Class A shares and 27.401 million Class B basic shares outstanding as of 12/31/22 pro forma for Isaac; as-converted basis assumes conversion into 5.172 million Class A shares. Voting control assumes 10 votes per Class B share
1. Based on 12/31/22 balance sheet and 2023E adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adj. EBITDA") per Management Projections as approved for Evercore's use by Special Committee as of February 23, 2023

Evercore / Seneca Evercore
1
Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Process Overview (Cont'd)

- **On February 23, the SC requested that Evercore present a preliminary valuation analysis using both Management Projections and Illustrative Sensitivity Scenario**
- **Subsequent to the preliminary valuation presentation on February 28, 2023, the SC instructed Evercore to relay the SC's feedback to the Bidders. Evercore connected with Bidders on March 2, 6, and 7, 2023 and communicated the following:**
  - SC will not recommend a deal at the Offer Price, which is lower than the intrinsic value of the Company and research price targets
  - The exclusivity agreement between the Bidders and Controlling Shareholders constrains the SC's ability to fully explore potential alternative options, and as such, the SC requests that the Bidders and the Controlling Shareholders terminate the exclusivity agreement
  - The Company is ready to provide Bidders access to diligence, including financial projections, upon execution of a market NDA
- **In parallel, the SC, with Evercore's assistance, identified and refined a list of other potential counterparties**
  - On March 15, [***] made an unsolicited inbound expressing interest
- **On March 14, CEO/Controlling Shareholder Ari de Sá Cavalcante Neto ("Ari") requested a call with SC director, where Neto expressed his unwillingness to break the exclusivity agreement and the Bidders' request for price guidance via a counter-offer**
- **On March 14, GA principal Martin Escobari reached out to SC director requesting a meeting. At the direction of the SC, Evercore connected with Escobari on March 15 and 17 and communicated the following:**
  - Despite the issues previously discussed, the SC will agree to proceed despite the exclusivity in place given Ari's position on the matter
  - SC will not provide a counter-offer at this time but reiterates that the SC will not recommend a deal at or near the Offer Price and offer to grant access to data room pending execution of NDA
  - GA expressed unwillingness to move significantly on price, indicating they could offer $12.00 per share but would not move much further
- **On March 29, after prolonged negotiations, the Bidders executed an NDA with a market standstill and gained access to the VDR**
  - The Bidders also filed updated 13Ds disclosing they had entered into NDAs with the Company
- **On March 30, at the direction of the SC, Advisors commenced outreach to six other counterparties including [***]**
  - Five parties have declined to pursue the opportunity; [***] received the NDA on April 4, but ultimately passed on the opportunity

Evercore / Seneca Evercore
2
Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Process Overview (Cont'd)

- **On March 30, the Company announced 4Q and FY 2022 earnings – shares traded down ~11.5% on the day of announcement to $10.96 despite strong results**
  - Elevated trading volume suggested institutional movement, potentially driven by short-term event-driven sellers
  - Post-earnings investor feedback included concerns about the lack of apparent progress
- **On April 5, GA principal Martin Escobari verbally delivered an "exploding" offer of $12.00 per share expiring April 7**
  - This verbal offer was delivered to Evercore 5 days after the NDA was executed and Bidders were granted access to the VDR
  - Price remained at $12.00 per share; GA subsequently extended the deadline to April 14
  - Separately, Evercore and GA held several due diligence calls; Dragoneer requested a post-earnings call with Arco management (which has not taken place yet)
- **On April 10, while on a call with Evercore on unrelated topics, Arco's CFO disclosed that Arco had, unprompted by the SC or Board, created a new projections scenario removing the contemplated launch of the Business Term Loan (BTL) product and making other changes to the assumed cost structure of isaac ("Illustrative Sensitivity Scenario (Excl. BTL)"), citing the challenging credit environment and an internal reallocation of resources**
  - At the most recent Board meeting on March 30, Arco management had not mentioned any potential business plan changes
  - The BTL product was reflected in the valuation of isaac prepared in connection with the recent acquisition of isaac and accounts for a significant portion of revenue and EBITDA in later years of Management Projections
- **On April 12, after discussions with Arco management and Advisors, the SC ultimately requested the creation of a new consolidated projections scenario contemplating a delayed launch of the BTL product (instead of excluding it altogether) and making other changes to the assumed cost structure of isaac ("Illustrative Sensitivity Scenario (Delayed BTL)")**
  - At the direction of the SC, Advisors contacted the Bidders and proposed to pause further due diligence conversations pending review of a new scenario
  - Since receiving the Illustrative Sensitivity Scenario (Delayed BTL) on April 12, Evercore has held several due diligence calls with Arco management to better understand the assumptions and flow-through implications
  - Refer to pages 23 – 24 for key assumption comparisons

EVERCORE / Seneca EVERCORE
3
Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Process Overview (Cont'd)

- **On April 21, the SC requested Evercore prepare an updated preliminary valuation analysis using the Management Projections, Illustrative Sensitivity Scenario and Illustrative Sensitivity Scenario (Delayed BTL)**
- **On April 24, after presenting the updated preliminary valuation analysis to the SC, Evercore shared the Illustrative Sensitivity Scenario (Delayed BTL) with the Bidders, at the SC's request**
- **On April 26, GA verbally communicated to Evercore that they had reviewed the Illustrative Sensitivity Scenario (Delayed BTL) and indicated the Bidders' willingness to offer up to $12.65 per share**
- **On April 27, Bidders communicated their intention to file a 13D amendment as soon as Monday, May 1**
  - GA initially agreed to hold off on the filing on the premise that Evercore would return with a counteroffer, but Dragoneer did not retract its intention to file the amendment
- **On April 28 and 29, at the SC's request, Evercore communicated with GA on multiple occasions**
  - April 28: Evercore communicated to GA a counteroffer of $13.20 per share with a majority of the minority requirement – to which GA countered with $13.00 per share, rejected the majority of the minority, and reiterated the Bidders' and Controlling Shareholders' intention to accommodate an equity rollover of select unaffiliated shareholders
  - April 28: The SC and Advisors discussed the viability and sizes of a rollover and potential alternative structures, which Evercore communicated to GA
  - April 29: Evercore communicated to GA a counteroffer of $13.10 per share and asked for a "best and final" – to which GA responded with a $13.00 per share "best and final" offer
  - April 29: Skadden sent a draft merger agreement to Bidders' counsels
- **On May 1, Bidders and Controlling Shareholders ultimately filed a 13D amendment disclosing that they had revised their offer price to $13.00 and the Company released a simultaneous statement**

Evercore / Seneca Evercore
4
Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Process Overview (Cont'd)

- **On May 1, 2 and 4, at the SC's request, Evercore conducted listen-only calls with 9 unaffiliated shareholders representing 46% of all Class A shares (55% of unaffiliated Class A shares) to collect feedback on the May 1 public disclosure, and heard the main takeaways:**
  - Disclosed bid of $13.00 per share is below the intrinsic value of the Company, research analyst price targets and comparable multiples
  - Concerns around process dynamics – some investors explicitly asked for majority of minority vote requirement, a few mentioned appraisal rights under Cayman Islands law
  - Two shareholders expressed interest in rolling over their interest
- **Over the period of May 5 to 8, the SC evaluated alternatives whereby the Bidders could raise their price via concessions from the Controlling Shareholders**
- **On May 5, Evercore reached out to GA to convey shareholder feedback and ask for an increased price, including alternatives whereby the Controlling Shareholders would shift value to the Bidders to facilitate the higher value. Subsequently, the SC reached out to Ari to convey the shareholder feedback and discuss ways to facilitate a price increase**
- **On May 5, Ari indicated that he had already provided the Bidders with additional economics by agreeing to modify the terms of the Convertible Notes held by the Bidders in connection with a potential transaction, but that he remains concerned about the shareholder feedback and agreed to continue to push the Bidders on price**
- **On May 15, the Bidders indicated their desire to approach 5 unaffiliated shareholders (accounting for ~42% of unaffiliated class A shares) to explore a potential rollover of their equity interest**
  - Advisors (with the SC's approval) communicated that the SC is requesting that the Bidders revert to the SC with a revised bid and reconsider the majority of minority vote requirement, prior to approaching unaffiliated shareholders with a potential rollover opportunity; and that the SC would permit any such potential outreach subject to the prior execution of NDA with the shareholders

EVERCORE / Seneca EVERCORE
5
Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel II. Situation Overview

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve $12.19 $- $10 $20 $30 $40 $50 1/1/21 8/5/21 3/9/22 10/11/22 5/16/23 $12.19 $- $5 $10 $15 $20 11/25/22 1/7/23 2/19/23 4/3/23 5/16/23 Arco Stock Performance Over Time (10/6/22) Announced acquisition of remaining 75.1% stake in I saac Source: FactSet (5/16/23), Arco filings, Arco management (11/18/21) Announced $150mm investment from Bidders (5/24/21) Announced Q1’21 results, beating expectations on revenue but missing on EPS (1/26/23) Announced formation of Special Committee to evaluate the proposal (11/30/22) Received $11.00 / share proposal from Bidders Stock Price Performance (1/1/21 – Present) (US$) $12.00 / share verbal proposal $11.00 / share written proposal $12.00 / share verbal proposal $11.00 / share written proposal $13.00 / share revised proposal 6 $12.65 / verbal proposal $13.00 / share revised proposal $12.65 / share verbal proposal

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Arco Trading Performance vs. Select Peers Source: FactSet (5/16/23) Note: See appendix for peer group constituents 1. Reflects unaffected trading date of Arco’s listed class A shares; Arco announced receipt of the preliminary, non - binding proposa l from GA and Dragoneer after market hours on 11/30/22 2. Reflects performance of Chegg, Coursera, Kahoot and 2U, as other companies within the “Ed. Tech.” group were not yet trading Stock Price Performance TEV / NTM Adj. EBITDA Multiple Performance LatAm Ed. Services Ed. Tech. Publishers (76%) (46%) 16% (49%) (66%) (120%) (90%) (60%) (30%) - 30% 60% 90% 120% 1/1/21 8/5/21 3/9/22 10/11/22 5/16/23 6.1x 13.6x 7.2x 6.1x 8.5x - 10.0x 20.0x 30.0x 40.0x 50.0x 60.0x 70.0x 80.0x 90.0x 1/1/21 8/5/21 3/9/22 10/11/22 5/16/23 % Return Arco Vasta Ed. Tech. Publishers LatAm Ed. Services 1-Month Ago 7.7% (0.7%) (13.3%) 1.2% 11.0% 11/30/22 34.8% (12.4%) (8.2%) (14.3%) (0.7%) 3-Months Ago (4.5%) (13.1%) (12.5%) (13.6%) 10.9% 6-Months Ago 36.0% (10.6%) (8.3%) (11.8%) (6.4%) 1-Year Ago (22.2%) (20.1%) (0.9%) (4.1%) (9.2%) 2-Years Ago (50.0%) (57.1%) (77.6%) (12.9%) (43.2%) 2 Δ in Multiple Arco Vasta Ed. Tech. Publishers LatAm Ed. Services Current 8.5x 6.1x 13.6x 7.2x 6.1x 1-Month Ago 0.2x 0.3x (2.2x) (0.7x) (0.3x) 11/30/22 1.2x (0.7x) (4.5x) (2.4x) (0.6x) 3-Months Ago (0.8x) (0.6x) (3.5x) (1.1x) (0.7x) 6-Months Ago 1.1x (0.8x) (4.4x) (2.4x) (1.0x) 1-Year Ago (3.0x) (2.3x) (4.6x) (1.5x) (1.3x) 2-Years Ago (10.1x) (5.2x) NM (3.4x) (7.4x) 1 1 7

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve 104% 64% 48% 41% 31% 25% 23% 21% 86% 63% 43% 39% 32% 30% 24% 21% 86% 63% 43% 38% 28% 24% 20% 18% 104% 60% 41% 35% 25% 19% 17% 17% 79% 49% 40% 36% 28% 23% 21% 20% % Growth $314 $514 $758 $1,069 $1,403 $1,758 $2,158 $2,612 $314 $503 $712 $960 $1,203 $1,438 $1,687 $1,966 $287 $468 $668 $918 $1,176 $1,464 $1,751 $2,069 $287 $468 $670 $930 $1,224 $1,587 $1,968 $2,382 $- $500 $1,000 $1,500 $2,000 $2,500 $3,000 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E Projection Scenarios Comparison – Isaac Only (R$ in millions, "$" symbol indicates R$ throughout) Revenue Management Projections Illustrative Sensitivity Scenario (Delayed Business Term Loan) (12%) 11% 23% 28% 32% 35% 37% 39% (16%) 4% 12% 23% 28% 32% 33% 34% (16%) 4% 12% 23% 27% 31% 32% 33% (12%) 7% 19% 27% 32% 35% 37% 38% (6%) 10% 23% 31% 34% 35% 36% 37% % Margin ($38) $55 $174 $299 $449 $615 $798 $1,019 ($38) $34 $137 $255 $387 $500 $619 $751 ($46) $18 $81 $209 $319 $451 $557 $673 ($46) $18 $82 $214 $344 $511 $652 $807 ($200) $- $200 $400 $600 $800 $1,000 $1,200 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E Adj. EBITDA 1 2 Oct. 2022 Projections 3 Illustrative Sensitivity Scenario (Excl. Business Term Loan) Illustrative Sensitivity Scenario Source: Management Projections; Illustrative Sensitivity Scenario; Illustrative Sensitivity Scenario (Delayed Business Term L oan ); Illustrative Sensitivity Scenario (Excluding Business Term Loan) 1. Adj. EBITDA throughout this presentation (including for Arco and for Isaac, as the case may be) is EBITDA adjusted for stock - bas ed compensation, one - time M&A expenses and other non - recurring expenses 2. Based on projected 2022E revenue as of October 2022 3. October 2022 Adj. EBITDA includes projected cost synergies as of October 2022 Illustrative Sensitivity Scenario (Delayed Business Term Loan) assumes the Business Term Loan product launch occurs in 2025 Illustrative Sensitivity Scenarios (1) excluding and (2) delaying the Business Term Loan product both include additional chan ges by management to the Isaac model vs. the Management Projections based on recent contracts, macro conditions and increased visibility into I saa c’s operations post - acquisition. See pages 22 and 23 for additional detail The full Arco Board has not reviewed the management projections or sensitivity scenarios 8

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Illustrative Sensitivity Scenario (Delayed Business Term Loan)

(R$ in millions, "$" symbol indicates R$ throughout)

	2022A[1]	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	$1,929	$2,408	$2,964	$3,570	$4,280	$5,070	$5,912	$6,807	$7,805	$8,757	$9,640	$10,396
% Growth	51%	25%	23%	20%	20%	18%	17%	15%	15%	12%	10%	8%
Adj. EBITDA	$537	$729	$934	$1,152	$1,457	$1,779	$2,133	$2,467	$2,840	$3,197	$3,526	$3,811
% Margin	28%	30%	32%	32%	34%	35%	36%	36%	36%	37%	37%	37%
CapEx	$201	$228	$244	$260	$277	$319	$363	$409	$461	$499	$531	$554
% of Revenue	10%	9%	8%	7%	6%	6%	6%	6%	6%	6%	6%	5%
Adj. EBITDA - CapEx	$336	$501	$691	$892	$1,180	$1,459	$1,770	$2,058	$2,379	$2,698	$2,995	$3,257
% Margin	17%	21%	23%	25%	28%	29%	30%	30%	30%	31%	31%	31%
Memo: Unlevered Free Cash Flow												
NOPAT[2]		$293	$422	$561	$670	$821	$1,015	$1,195	$1,409	$1,544	$1,740	$1,917
(+) D&A		310	358	407	458	512	556	600	620	649	665	667
(-) CapEx		(228)	(244)	(260)	(277)	(319)	(363)	(409)	(461)	(499)	(531)	(554)
(-) Capital Allocation - Credit (Isaac)[3]		(46)	40	17	(102)	(82)	(63)	(65)	27	31	35	38
(-) Change in Operational NWC		(206)	(244)	(284)	(329)	(379)	(427)	(478)	(536)	(508)	(464)	(404)
(-) Change in Other Assets / Liabilities (Isaac)		(22)	(18)	(12)	(6)	(26)	(29)	(39)	(46)	(54)	(61)	(67)
Unlevered Free Cash Flow[4]		$101	$314	$430	$413	$526	$688	$804	$1,014	$1,162	$1,383	$1,599
% Conversion		14%	34%	37%	28%	30%	32%	33%	36%	36%	39%	42%

Source: Illustrative Sensitivity Scenario (Delayed Business Term Loan); Arco historical financials per Arco management
1. 2022 financials and metrics illustratively include Isaac as if the acquisition occurred on January 1, 2022
2. NOPAT stands for Net Operating Profit After Tax
3. Cash outflow / inflow associated with Isaac using / receiving capital to fund credit
4. Illustratively treats all stock-based compensation as a cash expense

EVERCORE / Seneca EVERCORE
9
Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve 2022A 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E Revenue $1,929 $2,436 $3,009 $3,658 $4,419 $5,249 $6,084 $6,997 $8,034 $9,016 $9,914 $10,698 % Growth 51% 26% 24% 22% 21% 19% 16% 15% 15% 12% 10% 8% Adj. EBITDA $537 $736 $971 $1,245 $1,542 $1,884 $2,237 $2,613 $3,052 $3,426 $3,767 $4,065 % Margin 28% 30% 32% 34% 35% 36% 37% 37% 38% 38% 38% 38% CapEx $201 $224 $234 $262 $283 $321 $353 $402 $458 $514 $565 $610 % of Revenue 10% 9% 8% 7% 6% 6% 6% 6% 6% 6% 6% 6% Adj. EBITDA - CapEx $336 $513 $738 $982 $1,259 $1,563 $1,885 $2,211 $2,594 $2,912 $3,202 $3,455 % Margin 17% 21% 25% 27% 29% 30% 31% 32% 32% 32% 32% 32% Memo: Unlevered Free Cash Flow NOPAT $300 $449 $630 $709 $888 $1,081 $1,288 $1,545 $1,664 $1,837 $1,988 (+) D&A 311 359 409 461 515 561 606 627 695 758 814 (-) CapEx (224) (234) (262) (283) (321) (353) (402) (458) (514) (565) (610) (-) Capital Allocation - Credit (Isaac) (27) (60) (102) (64) (35) (87) (109) 75 61 69 76 (-) Change in Operational NWC (221) (240) (270) (309) (379) (426) (477) (535) (491) (449) (392) Unlevered Free Cash Flow $139 $275 $405 $514 $669 $776 $906 $1,254 $1,416 $1,650 $1,875 % Conversion 19% 28% 33% 33% 35% 35% 35% 41% 41% 44% 46% Management Projections Source: Management Projections; Arco historical financials per Arco management 1. 2022 financials and metrics illustratively include Isaac as if the acquisition occurred on January 1, 2022 2. Reflects updated assumptions for D&A, cash expenses and goodwill tax amortization as of April 10, 2023 3. NOPAT stands for Net Operating Profit After Tax 4. Cash outflow / inflow associated with Isaac using / receiving capital to fund credit 5. Illustratively treats all stock - based compensation as a cash expense 5 1 3 4 (R$ in millions, "$" symbol indicates R$ throughout) 2 10

Preliminary Draft – Confidential Prepared at the Request of Counsel III. Preliminary Valuation Analysis

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Preliminary Arco Valuation Analysis Summary (Subject to Ongoing Review)

(Metrics in R$ millions, Share Prices in US$)

		Key Metrics and Assumptions	Metric	Multiples Low	Multiples High	Implied Equity Value Per Share Low	Implied Equity Value Per Share High
Financial Analysis	DCF	WACC: 13.5% - 16.5% PGR: 4.0% - 5.0%				$11.80 (Management Projections) $10.20 (Illustrative Sensitivity Scenario) $9.45 (Illustrative Sensitivity Scenario (Delayed BTL))	$22.15 (Management Projections) $19.52 (Illustrative Sensitivity Scenario) $18.55 (Illustrative Sensitivity Scenario (Delayed BTL))
Financial Analysis	Precedent Transactions[1]	'22A Adj. EBITDA	R$648	10.0x	14.0x	$13.15	$22.32
Financial Analysis	Public Company Trading Analysis	'23E Adj. EBITDA *Mgmt. Projections*	R$736	6.5x	11.5x	$6.17	$16.98
Financial Analysis	Public Company Trading Analysis	'24E Adj. EBITDA *Mgmt. Projections*	R$971	5.5x	10.0x	$7.80	$20.63
Financial Analysis	Public Company Trading Analysis	'24E Adj. EBITDA *Ill. Sensitivity (Delayed BTL)*	R$934	5.5x	10.0x	$7.20	$19.54
Financial Analysis	Public Company Trading Analysis	'23E Adj. EBITDA - CapEx *Mgmt. Projections*	R$513	9.0x	13.5x	$5.66	$12.45
Financial Analysis	Public Company Trading Analysis	'24E Adj. EBITDA - CapEx *Mgmt. Projections*	R$738	7.5x	11.5x	$8.36	$17.02
Financial Analysis	Public Company Trading Analysis	'24E Adj. EBITDA - CapEx *Ill. Sensitivity (Delayed BTL)*	R$691	7.5x	11.5x	$7.32	$15.43
Reference	Premiums Paid	1 Day Premium as of 11/30/22 (Unaffected) 19%-55%				$10.72	$14.05
Reference	Premiums Paid	4 Weeks Premium as of 11/30/22 (Unaffected) 25%-66%				$11.29	$15.00
Reference	Analyst Price Targets	Range as of 5/16/23 (12-month Target)				$15.50	$18.50
Reference	52-Week Range	Range as of 11/30/22 (Unaffected)				$7.99	$23.00

Legend: Management Projections; Illustrative Sensitivity Scenario; Illustrative Sensitivity Scenario (Delayed BTL)

- 5/1/23 Revised Offer Price: $13.00
- 4/26/23 Verbal Offer Price: $12.65
- 3/15/23 Verbal Offer Price: $12.00
- Current Share Price: $12.19
- 11/30/22 Written Offer Price: $11.00
- Unaffected Price: $9.04

Source: Management Projections; Illustrative Sensitivity Scenario; Illustrative Sensitivity Scenario (Delayed Business Term Loan) Bloomberg (5/16/23); FactSet (5/16/23); Thomson Reuters SDC (5/16/23)
Note: Assumes BRL/USD spot exchange rate of 4.92 as of 5/16/23
Note: Metrics reflect actuals and projections per Arco management
Note: Fully diluted shares outstanding calculated as basic shares plus accelerated vesting of RSUs, net dilution from options and holdback shares resulting from the Isaac acquisition; share count and dilution detail per Arco management; approach to Isaac holdback shares subject to ongoing review
1. 2022 Arco Adj. EBITDA and fully diluted shares outstanding exclude Isaac

Evercore / Seneca Evercore
11
Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Preliminary Arco Discounted Cash Flow Analysis – Management Projections (US$) Implied Share Price Sensitivity – WACC and PGR Implied Adj. EBITDA Terminal Multiple – WACC and PGR Implied Adj. EBITDA - CapEx Terminal Multiple – WACC and PGR Perpetuity Growth Rate Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% $20.52 $20.90 $21.29 $21.71 $22.15 14.25% 17.82 18.11 18.42 18.75 19.09 15.00% 15.51 15.75 15.99 16.25 16.52 15.75% 13.52 13.71 13.91 14.12 14.33 16.50% 11.80 11.95 12.11 12.28 12.45 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% 5.5x 5.6x 5.8x 5.9x 6.1x 14.25% 5.1 5.2 5.4 5.5 5.6 15.00% 4.8 4.9 5.0 5.1 5.2 15.75% 4.5 4.6 4.7 4.8 4.8 16.50% 4.2 4.3 4.4 4.5 4.5 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% 6.5x 6.6x 6.8x 7.0x 7.1x 14.25% 6.0 6.2 6.3 6.4 6.6 15.00% 5.6 5.8 5.9 6.0 6.1 15.75% 5.3 5.4 5.5 5.6 5.7 16.50% 5.0 5.1 5.2 5.3 5.3 WACC Source: Management Projections Note: Assumes BRL/USD spot exchange rate of 4.92 as of 5/16/23 Note: Illustrative analysis assumes a 12/31/22 valuation date and reflects 12/31/22 balance sheet figures provided by managem ent Note: Reflects updated assumptions for D&A, cash expenses and goodwill tax amortization as of April 10, 2023; Assumes D&A equ al to CapEx and a 34% tax rate in the terminal year per Arco management 12

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Preliminary Arco Discounted Cash Flow Analysis – Illustrative Sensitivity Scenario (Delayed Business Term Loan) (US$) Implied Share Price Sensitivity – WACC and PGR Implied Adj. EBITDA Terminal Multiple – WACC and PGR Implied Adj. EBITDA - CapEx Terminal Multiple – WACC and PGR Perpetuity Growth Rate Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% $17.17 $17.49 $17.82 $18.18 $18.55 14.25% 14.77 15.02 15.29 15.56 15.85 15.00% 12.73 12.93 13.14 13.36 13.58 15.75% 10.97 11.13 11.30 11.47 11.65 16.50% 9.45 9.58 9.71 9.85 9.99 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% 5.3x 5.4x 5.5x 5.6x 5.8x 14.25% 4.9 5.0 5.1 5.2 5.3 15.00% 4.6 4.7 4.7 4.8 4.9 15.75% 4.3 4.4 4.4 4.5 4.6 16.50% 4.1 4.1 4.2 4.2 4.3 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% 6.2x 6.3x 6.4x 6.6x 6.7x 14.25% 5.7 5.8 6.0 6.1 6.2 15.00% 5.4 5.4 5.5 5.7 5.8 15.75% 5.0 5.1 5.2 5.3 5.4 16.50% 4.7 4.8 4.9 5.0 5.0 WACC Source: Illustrative Sensitivity Scenario (Delayed Business Term Loan) Note: Assumes BRL/USD spot exchange rate of 4.92 as of 5/16/23 Note: Illustrative analysis assumes a 12/31/22 valuation date and reflects 12/31/22 balance sheet figures provided by managem ent Note: Assumes D&A equal to CapEx and a 34% tax rate in the terminal year per Arco management 13

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Preliminary Arco Discounted Cash Flow Analysis – Illustrative Sensitivity Scenario (US$) Implied Share Price Sensitivity – WACC and PGR Implied Adj. EBITDA Terminal Multiple – WACC and PGR Implied Adj. EBITDA - CapEx Terminal Multiple – WACC and PGR Perpetuity Growth Rate Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% $18.07 $18.40 $18.75 $19.12 $19.52 14.25% 15.63 15.90 16.17 16.46 16.77 15.00% 13.55 13.76 13.98 14.21 14.45 15.75% 11.76 11.93 12.10 12.29 12.48 16.50% 10.20 10.34 10.48 10.63 10.78 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% 5.5x 5.6x 5.7x 5.9x 6.0x 14.25% 5.1 5.2 5.3 5.4 5.5 15.00% 4.8 4.8 4.9 5.0 5.1 15.75% 4.5 4.5 4.6 4.7 4.8 16.50% 4.2 4.3 4.4 4.4 4.5 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% 6.4x 6.6x 6.7x 6.9x 7.1x 14.25% 6.0 6.1 6.2 6.4 6.5 15.00% 5.6 5.7 5.8 5.9 6.1 15.75% 5.3 5.3 5.4 5.5 5.6 16.50% 5.0 5.0 5.1 5.2 5.3 WACC Source: Illustrative Sensitivity Scenario Note: Assumes BRL/USD spot exchange rate of 4.92 as of 5/16/23 Note: Illustrative analysis assumes a 12/31/22 valuation date and reflects 12/31/22 balance sheet figures provided by managem ent Note: Reflects updated assumptions for D&A, cash expenses and goodwill tax amortization as of April 10, 2023; Assumes D&A equ al to CapEx and a 34% tax rate in the terminal year per Arco management 14

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve TEV / '23E EBITDA TEV / '24E EBITDA TEV / '23E EBITDA - CapEx TEV / '24E EBITDA - CapEx 6.6x 24.0x 15.6x 19.0x 7.0x 8.2x 7.0x 6.6x 6.3x 7.5x 6.5x 6.7x 5.0x 5.5x 17.2x 12.8x 15.8x 5.9x 7.7x 6.7x 6.5x 5.7x 6.4x 5.7x 5.9x 4.6x 9.3x 25.4x 18.3x 19.9x 8.1x 10.2x 9.6x 9.6x 9.0x 17.6x 10.2x 8.4x 6.3x 7.6x 21.0x 15.0x 16.5x 6.8x 9.5x 8.6x 8.6x 7.7x 9.9x 7.6x 7.3x 5.6x Preliminary Public Company Trading Analysis Ed. Tech. LatAm Ed. Services Publishers Max Mean Median Min Max Mean Median Min Max Mean Median Min Source: FactSet (5/16/23); Company filings; press releases Note: Education Technology companies include Duolingo, PowerSchool, Instructure, Chegg, 2U, Coursera and Kahoot; Publishers i ncl ude Pearson, John Wiley & Sons and Scholastic; LatAm Education Services include Laureate, Cogna , Afya and YDUQS 15

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Preliminary Precedent EBITDA Transaction Multiples Analysis

(US$ in millions)


Ed. Tech
Publishers
LatAm Ed. Services
19.3x
17.9x[1]
8.0x[2]
7.0x[3]
Median: 12.9x
9.9x[4]
9.7x[5]
9.2x
Median: 9.7x
16.6x[6]
14.4x[6]
12.0x[7]
Median: 14.4x

	Ed. Tech				Publishers			LatAm Ed. Services		
Ann. Date	Aug-21	Oct-18	Jun-22	Dec-18	Feb-22	Feb-19	Jun-21	Feb-21	Mar-21	May-19
TEV	$5,295	$725	$200	$314	$2,666	$250	$4,500	$107	$162	$414
Target	cornerstone	cambium	sumtotal	IDDINK GROUP	HMH	Pearson K12 Courseware	McGraw Hill	Eleva	Dom Bosco / COC	Positivo
Acquiror	Clearlake	Veritas Capital	cornerstone	sanoma	Veritas Capital	Nexus Capital	Platinum Equity	Vasta Platform	arco	arco

Source: Company filings; press releases
Note: Non-US transaction values converted into USD based on the spot rate at the time the transaction was announced
Note: Analysis excludes the Roper / Frontline Education transaction in the 5/16/23 discussion materials due to limited information of Frontline's financials. Prior analysis relied upon assumptions that could not be verified

1. Based on 9/30/18 LTM EBITDA; multiple has been updated since the 5/16/23 discussion materials, which included the change in deferred revenue and deferred costs to calculate adj. EBITDA
2. Calculated using FY 2022 (12-month period ending January 31, 2022) Adj. EBITDA including corporate allocations per the transaction press release
3. Calculated using reported FY 2018 EBITDA
4. Calculated using Adj. EBITDA from continuing operations per company filings
5. Based on 2018 adjusted and statutory operating profit converted to USD using an exchange rate as of 2/18/19
6. Transaction multiple has been updated since the 5/16/23 discussion materials to now reflect the multiple reported by the acquirer at the time of transaction announcement
7. Calculated using FY 2018 adjusted EBITDA

Evercore / Seneca Evercore
16
Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel Appendix

Preliminary Draft – Confidential Prepared at the Request of Counsel A. Additional Analyses

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Preliminary Premiums Paid Analysis % Premium Prior to Announcement Date 1 Day 4 Weeks 55% 44% 36% 19% 75 th Percentile Mean Median 25 th Percentile 66% 51% 36% 25% Source: Thomson Reuters SDC (5/16/23); FactSet (5/16/23) Note: Includes all - cash transactions announced since 1/1/2018 with enterprise value between $500mm - $3bn involving a target in th e Americas, where 100% of target’s shares were acquired. Excludes FIG, real estate and energy industries 17

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Firm Latest Target Date Price Target Time Period Rating Price Target 4/12/23 12 month Overweight 5/2/23 12 month Neutral 3/30/23 12 month Neutral 3/30/23 12 month Buy 5/3/23 12 month Outperform 5/16/23 12-18 month Overweight $18.50 $18.00 $18.00 $17.00 $17.00 $15.50 Analyst Price Targets and Ratings Source: Bloomberg; Wall street research (US$) 18

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Preliminary WACC Analysis

Cost of Equity and WACC Calculation

	Market Risk Premium: Historical					Market Risk Premium: Supply Side				
	Arco	Vasta	Ed. Tech.	Publishers	LatAm Ed. Services	Arco	Vasta	Ed. Tech.	Publishers	LatAm Ed. Services
Risk Free Rate[1]	**4.0%**	**4.0%**	**4.0%**	**4.0%**	**4.0%**	**4.0%**	**4.0%**	**4.0%**	**4.0%**	**4.0%**
Unlevered Beta [2]	0.75	0.55	1.04	0.86	0.59	0.75	0.55	1.04	0.86	0.59
Debt / Equity Ratio [3]	49.4%	56.3%	13.9%	20.9%	71.8%	49.4%	56.3%	13.9%	20.9%	71.8%
Tax Rate [4]	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%
Levered Beta [5]	0.99	0.75	1.14	0.97	0.87	0.99	0.75	1.14	0.97	0.87
Market Risk Premium [6]	7.2%	7.2%	7.2%	7.2%	7.2%	6.4%	6.4%	6.4%	6.4%	6.4%
Size Premium [7]	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%
Country Risk Premium [8]	2.5%	2.5%	2.5%	2.5%	2.5%	2.5%	2.5%	2.5%	2.5%	2.5%
Cost of Equity (Pre-Inflation)	**15.0%**	**13.3%**	**16.0%**	**14.8%**	**14.1%**	**14.2%**	**12.6%**	**15.1%**	**14.1%**	**13.4%**
Long-Term Inflation (US) [9]	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
Long-Term Inflation (Brazil) [10]	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%
Cost of Equity[11]	**17.2%**	**15.5%**	**18.3%**	**17.1%**	**16.3%**	**16.4%**	**14.8%**	**17.3%**	**16.3%**	**15.6%**
After-tax Cost of Debt	9.9%	9.9%	9.9%	9.9%	9.9%	9.9%	9.9%	9.9%	9.9%	9.9%
Equity to Total Cap.	67.0%	64.0%	87.8%	82.7%	58.2%	67.0%	64.0%	87.8%	82.7%	58.2%
WACC[12]	**14.8%**	**13.5%**	**17.3%**	**15.9%**	**13.6%**	**14.3%**	**13.1%**	**16.4%**	**15.2%**	**13.2%**

Sensitivity Analysis – WACC and Cost of Equity

CoE - Historical Premium

Unlevered Beta	Debt / Equity Ratio 25.0%	50.0%	75.0%
0.60	15.1%	15.8%	16.5%
0.80	16.8%	17.8%	18.7%
1.00	18.5%	19.7%	20.9%

CoE - Supply Side Premium

Unlevered Beta	Debt / Equity Ratio 25.0%	50.0%	75.0%
0.60	14.5%	15.1%	15.8%
0.80	16.0%	16.9%	17.7%
1.00	17.5%	18.6%	19.7%

WACC - Historical Premium

Unlevered Beta	Debt / Equity Ratio 25.0%	50.0%	75.0%
0.60	14.1%	13.8%	13.7%
0.80	15.4%	15.1%	14.9%
1.00	16.8%	16.4%	16.2%

WACC - Supply Side Premium

Unlevered Beta	Debt / Equity Ratio 25.0%	50.0%	75.0%
0.60	13.6%	13.4%	13.3%
0.80	14.8%	14.6%	14.4%
1.00	16.0%	15.7%	15.5%

Source: Bloomberg (5/16/23); FactSet (5/16/23); Company filings
1. 20-Yr US Treasury Bond Yield 2. Unlevered Beta = Adjusted Beta / (1 + (1 - Tax Rate) * (Debt / Equity)) 3. Excludes future payouts agreed to as part of prior acquisition agreements 4. Tax rate per Arco management 5. Levered Beta = Unlevered Beta * (1 + (1 - Tax Rate) * (Debt / Equity)) 6. Per 2023 Kroll Cost of Capital Calculator 7. Per 2023 Kroll Cost of Capital Calculator 8. Reflects EMBI+ Risco-Brasil index as of 5/16/23 9. Federal Reserve long-term inflation target 10. Brazilian Central Bank – Expectations System 11. CoE= (1 + (Risk Free Rate + (Market Risk Premium * Levered Beta) + Size Premium + Country Risk Premium) * (1 + Brazil Long-Term Inflation) / (1 + US Long-Term Inflation) – 1 12. WACC = CoE* Equity to Total Cap. + After-tax Cost of Debt * (1 - Equity to Total Cap)

EVERCORE / Seneca EVERCORE
19
Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Preliminary Peer Set Beta Benchmarking

(US$ in millions)

Company	MEV	TEV	Total Debt[1]	Adjusted Beta[2]	Unlevered Beta[3]	Total Debt / Equity[1]
Arco	$842	$1,390	$415	0.99	0.75	49.4%
Vasta	$295	$533	$166	0.75	0.55	56.3%
Education Technology						
PowerSchool	$3,610	$4,287	$742	1.20	1.04	20.6%
Instructure	3,554	3,944	495	0.97	0.88	13.9%
Duolingo	6,945	6,304	-	1.10	1.10	-
Chegg	1,189	1,830	1,200	1.08	0.62	100.9%
Coursera	2,110	1,331	-	1.34	1.34	-
2U	320	1,139	913	1.54	0.49	284.8%
Kahoot	1,060	979	-	1.20	1.20	-
Mean				**1.20**	**0.95**	**60.0%**
Median				**1.20**	**1.04**	**13.9%**
Publishers						
Pearson	7,371	8,195	1,537	0.69	0.60	20.9%
John Wiley & Sons	2,018	2,896	1,004	1.17	0.86	49.7%
Scholastic	1,387	1,166	-	0.96	0.96	-
Mean				**0.94**	**0.80**	**23.5%**
Median				**0.96**	**0.86**	**20.9%**
LatAm Ed. Services						
Cogna	$894	$2,378	$940	0.72	0.43	105.1%
Laureate	1,889	2,449	265	0.83	0.75	14.0%
Afya	1,029	1,633	396	0.98	0.78	38.4%
YDUQS	710	1,577	764	0.73	0.42	107.6%
Mean				**0.81**	**0.59**	**66.3%**
Median				**0.78**	**0.59**	**71.8%**

Source: Bloomberg (5/16/23); FactSet (5/16/23); Company filings
Note: Assumes BRL/USD spot exchange rate of 4.92 as of 5/16/23
1. Excludes future payouts agreed to as part of prior acquisition agreements 2. Adjusted Beta = (2/3)*Raw Beta + (1/3)*1 3. Unlevered Beta = Adjusted Beta / (1 + (1 - Tax Rate) * (Debt / Equity))

EVERCORE / Seneca EVERCORE
20
Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Preliminary Public Trading Company Analysis

(US$ in millions, except per-share values)

Company	Share Price 5/16/23	Market Equity Value	TEV	TEV / Revenue 2023E	TEV / Revenue 2024E	TEV / EBITDA 2023E	TEV / EBITDA 2024E	TEV / EBITDA - CapEx 2023E	TEV / EBITDA - CapEx 2024E	Revenue Growth 2023E	Revenue Growth 2024E	EBITDA Margin 2023E	EBITDA Margin 2024E
Arco (Mgmt. Projections)	**$12.19**	**$842**	**$1,390**	**2.8x**	**2.3x**	**9.3x**	**7.0x**	**13.3x**	**9.3x**	**37%**	**24%**	**30%**	**32%**
Arco (Ill. Delayed BTL)	**12.19**	**842**	**1,390**	**2.8**	**2.3**	**9.4**	**7.3**	**13.7**	**9.9**	**36%**	**23%**	**30%**	**32%**
Arco (Consensus)[1]	**12.19**	**842**	**1,390**	**2.9**	**2.4**	**9.1**	**7.2**	**12.8**	**9.9**	**34%**	**22%**	**32%**	**32%**
Vasta	$3.53	$295	$533	1.8x	1.5x	6.6x	5.5x	9.3x	7.6x	15%	16%	27%	28%
Education Technology													
Duolingo	$143.59	$6,945	$6,304	12.4x	9.8x	nm	nm	nm	nm	38%	27%	12%	15%
PowerSchool	17.14	3,610	4,287	6.2	5.6	19.0	16.8	24.3	21.0	10%	10%	33%	33%
Instructure	23.67	3,554	3,944	7.5	6.8	19.4	17.2	19.9	17.8	10%	10%	39%	40%
Chegg	9.22	1,189	1,830	2.6	2.5	8.4	8.0	14.0	12.9	(8%)	2%	31%	32%
Coursera	11.53	2,110	1,331	2.2	1.9	nm	nm	nm	nm	16%	16%	na	1%
2U	3.56	320	1,139	1.2	1.1	7.0	5.9	8.1	6.8	3%	8%	16%	18%
Kahoot	2.09	1,060	979	5.7	4.8	24.0	15.8	25.4	16.5	17%	20%	24%	31%
			Max	**12.4x**	**9.8x**	**24.0x**	**17.2x**	**25.4x**	**21.0x**	**38%**	**27%**	**39%**	**40%**
			Mean	**5.4x**	**4.6x**	**15.6x**	**12.8x**	**18.3x**	**15.0x**	**12%**	**13%**	**26%**	**24%**
			Median	**5.7x**	**4.8x**	**19.0x**	**15.8x**	**19.9x**	**16.5x**	**10%**	**10%**	**27%**	**31%**
			Min	**1.2x**	**1.1x**	**7.0x**	**5.9x**	**8.1x**	**6.8x**	**(8%)**	**2%**	**12%**	**1%**
Publishers													
Pearson	$10.19	$7,371	$8,195	1.8x	1.7x	8.2x	7.7x	10.2x	9.5x	(3%)	3%	22%	22%
John Wiley & Sons	35.24	2,018	2,896	1.4	1.3	6.6	6.5	na	na	2%	4%	21%	21%
Scholastic	40.27	1,387	1,166	0.7	0.6	6.3	5.7	9.0	7.7	4%	6%	10%	11%
			Max	**1.8x**	**1.7x**	**8.2x**	**7.7x**	**10.2x**	**9.5x**	**4%**	**6%**	**22%**	**22%**
			Mean	**1.3x**	**1.2x**	**7.0x**	**6.7x**	**9.6x**	**8.6x**	**1%**	**4%**	**18%**	**18%**
			Median	**1.4x**	**1.3x**	**6.6x**	**6.5x**	**9.6x**	**8.6x**	**2%**	**4%**	**21%**	**21%**
			Min	**0.7x**	**0.6x**	**6.3x**	**5.7x**	**9.0x**	**7.7x**	**(3%)**	**3%**	**10%**	**11%**
LatAm Education Services													
Laureate	$11.95	$1,889	$2,449	1.8x	1.6x	6.3x	5.7x	7.6x	6.8x	12%	8%	28%	29%
Cogna	0.47	894	2,378	2.1	1.9	7.0	6.1	9.3	7.9	12%	9%	29%	31%
Afya	11.39	1,029	1,633	2.9	2.5	7.5	6.4	17.6	9.9	19%	14%	39%	39%
YDUQS	2.41	710	1,577	1.6	1.5	5.0	4.6	6.3	5.6	6%	7%	32%	33%
			Max	**2.9x**	**2.5x**	**7.5x**	**6.4x**	**17.6x**	**9.9x**	**19%**	**14%**	**39%**	**39%**
			Mean	**2.1x**	**1.9x**	**6.5x**	**5.7x**	**10.2x**	**7.6x**	**13%**	**10%**	**32%**	**33%**
			Median	**1.9x**	**1.8x**	**6.7x**	**5.9x**	**8.4x**	**7.3x**	**12%**	**9%**	**31%**	**32%**
			Min	**1.6x**	**1.5x**	**5.0x**	**4.6x**	**6.3x**	**5.6x**	**6%**	**7%**	**28%**	**29%**

Source: Management Projections; Illustrative Sensitivity Scenario (Delayed Business Term Loan); Company filings; Press releases; FactSet (5/16/23)
Note: Assumes BRL/USD spot exchange rate of 4.92 as of 5/16/23
1. Consensus estimates reflect median of brokers that are pro forma for Isaac (Itaú BBA, J.P. Morgan, Morgan Stanley)

Evercore / Seneca Evercore
21
Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Unaffected Dragoneer / GA Proposals Current Share Price Verbal Share Price (11/30/22) Written 3/15/2023 4/26/2023 Revised (5/16/23) Premium Analysis Price per Share $9.04 $11.00 $12.00 $12.65 $13.00 $12.19 $13.00 $15.00 $17.00 $19.00 $21.00 $23.00 % Premium to Unaffected Price 22% 33% 40% 44% 35% 44% 66% 88% 110% 132% 154% Enterprise Value ($) $1,172 $1,308 $1,377 $1,422 $1,446 $1,390 $1,446 $1,585 $1,724 $1,863 $2,001 $2,140 Enterprise Value (R$) R$5,763 R$6,430 R$6,771 R$6,992 R$7,111 R$6,835 R$7,111 R$7,793 R$8,475 R$9,157 R$9,839 R$10,521 % Premium to Metric 11/30/2022 Close $9.04 0% 22% 33% 40% 44% 35% 44% 66% 88% 110% 132% 154% 1-Month VWAP $9.67 (7%) 14% 24% 31% 34% 26% 34% 55% 76% 96% 117% 138% 3-Month VWAP $10.98 (18%) 0% 9% 15% 18% 11% 18% 37% 55% 73% 91% 110% 6-Month VWAP $12.42 (27%) (11%) (3%) 2% 5% (2%) 5% 21% 37% 53% 69% 85% 52-Week High (Close) $23.00 (61%) (52%) (48%) (45%) (43%) (47%) (43%) (35%) (26%) (17%) (9%) 0% 2023E (Mgmt.) R$736 7.8x 8.7x 9.2x 9.5x 9.7x 9.3x 9.7x 10.6x 11.5x 12.4x 13.4x 14.3x 2023E (Consensus) R$749 7.7 8.6 9.0 9.3 9.5 9.1 9.5 10.4 11.3 12.2 13.1 14.0 2024E (Mgmt.) R$971 5.9 6.6 7.0 7.2 7.3 7.0 7.3 8.0 8.7 9.4 10.1 10.8 2024E (Delayed BTL) R$934 6.2 6.9 7.2 7.5 7.6 7.3 7.6 8.3 9.1 9.8 10.5 11.3 2024E (Consensus) R$944 6.1 6.8 7.2 7.4 7.5 7.2 7.5 8.3 9.0 9.7 10.4 11.1 2023E (Mgmt.) R$513 11.2x 12.5x 13.2x 13.6x 13.9x 13.3x 13.9x 15.2x 16.5x 17.9x 19.2x 20.5x 2023E (Consensus) R$535 10.8 12.0 12.7 13.1 13.3 12.8 13.3 14.6 15.8 17.1 18.4 19.7 2024E (Mgmt.) R$738 7.8 8.7 9.2 9.5 9.6 9.3 9.6 10.6 11.5 12.4 13.3 14.3 2024E (Delayed BTL) R$691 8.3 9.3 9.8 10.1 10.3 9.9 10.3 11.3 12.3 13.3 14.2 15.2 2024E (Consensus) R$690 8.4 9.3 9.8 10.1 10.3 9.9 10.3 11.3 12.3 13.3 14.3 15.2 % Premium / (Discount) TEV / Adj. EBITDA - CapEx TEV / Adj. EBITDA Analysis at Various Prices (US$ and R$ in millions, except per share data) Source: Management Projections; Illustrative Sensitivity Scenario (Delayed Business Term Loan); Bloomberg; FactSet (5/16/23) Note: Consensus estimates reflect median of brokers that are pro forma for Isaac (Itaú BBA, J.P. Morgan, Morgan Stanley) Note: Assumes BRL/USD spot exchange rate of 4.92 as of 5/16/23 and 12/31/22 balance sheet provided by Arco management Note: Fully diluted shares outstanding c alculated as basic shares plus accelerated vesting of RSUs, net dilution from options and holdback shares resulting from the Isa ac acquisition; share count and dilution detail per Arco management; approach to Isaac holdback shares subject to ongoing review 1. On 3/15/23, GA indicated verbally to Evercore that they could offer $12.00 per share 2. On 4/26/23, GA indicated verbally to Evercore that they could offer $12.65 per share 3. On 5/1/23, GA and Dragoneer sent a revised non - binding proposal increase their proposal to $13.00 per share 1 3 22 2

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Management Projections for Isaac vs. Illustrative Sensitivity Scenario (Delayed Business Term Loan) for Isaac – Revenue

2030E Isaac Revenue by Product

(R$ in millions, "$" symbol indicates R$ throughout)


A
B
C
D
$2,612
$67
$435
$336
$1,773
($97)
($18)
($122)
$8
$2,382
$75
$313
$318
$1,676
Management Projections
Revenue Guarantee
Cash Advance
Business Term Loan
Software
Illustrative Sensitivity Scenario (Delayed BTL)

Commentary

(R$, "$" symbol indicates R$ throughout)

- **A** Modestly lower average students per school (391 vs. 410 in 2030) and average monthly tuition ($749 vs. $756 in 2030) based on recent contracts and refined assumptions for 2023
- **B** Decreased average loan amount per school ($351k vs $372k in 2030) as a result of a lower number of students and tuition per school
- **C** Business term loan launch delayed until 2025. While the product ramps at an accelerated pace, 2030 penetration of the school base[1] is lower (~35% vs ~46%)
- **D** Modestly reduced monthly recurring revenue per school is more than offset by an increased number of clients (schools), resulting in a slight revenue benefit, based on recent contracts and refined assumptions for 2023

Source: Management Projections; Illustrative Sensitivity Scenario (Delayed Business Term Loan)
Note: 2030 illustratively selected to highlight assumption differences between the Management Projections and Illustrative Sensitivity Scenario (Delayed Business Term Loan)
1. Penetration of the school base calculated as # of schools with a loan divided by total Isaac operating schools

Evercore / Seneca Evercore
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Project Achieve

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Management Projections for Isaac vs. Illustrative Sensitivity Scenario (Delayed Business Term Loan) for Isaac – Expenses

(R$ in millions, "$" symbol indicates R$ throughout)

2030E Expense Comparison

		Management Projections	Illustrative Sensitivity Scenario (Delayed BTL)
	Revenue	**$2,612**	**$2,382**
	Cost of Serving	($49)	($67)
A	FIDC Sr Tranche Yield	(238)	(290)
	FIDC Maintenance Fee	(34)	(28)
B	PCL - Rev. Guarantee	(828)	(681)
B	PCL - Credit	(169)	(107)
	Other	(14)	(14)
	Gross Profit	**$1,280**	**$1,195**
	% Gross Margin	*49.0%*	*50.2%*
C	Personnel	($132)	($184)
D	SG&A	(129)	(171)
	Subsidiaries	-	(35)[1]
	Operating Expenses	**($261)**	**($389)**
	% Revenue	*(10.0%)*	*(16.3%)*
	Adj. EBITDA	**$1,019**	**$807**
	% EBITDA Margin	*39.0%*	*33.9%*

Commentary

- Gross margin is expected to be relatively unchanged in 2030 primarily due to two largely off-setting factors:
  - **A** On the one hand, a less favorable credit and macro environment has driven interest rates higher, resulting in expectations of more expensive borrowing costs (11.6% vs 7.5% interest rate in 2030)
  - **B** On the other hand, the % provision for credit losses is expected to be lower in the Delayed BTL scenario (3.6% vs 4.1%) as a result of better-than-expected recent cohort results, and is applied to a smaller loan portfolio
- Operating expenses are expected to increase from ~10% to ~16% of revenue, driven by an expectation from management that the benefits of scale and integration will be more limited
  - **C** Total headcount is expected to be ~13% higher by 2030 relative to Management Projections, mostly due to increased hiring across customer service, B2C and B2B functions. Personnel expense is expected to be ~7.7% of revenue in 2030 for the Delayed BTL scenario vs ~5.1% in the Management Projections
  - **D** Delayed BTL scenario assumes a more conservative reduction in G&A as a % of revenue and higher CAC over the forecast compared to Management Projections, partially as a result of higher headcount and salaries

Source: Management Projections; Illustrative Sensitivity Scenario (Delayed Business Term Loan)
Note: 2030 illustratively selected to highlight assumption differences between the Management Projections and Illustrative Sensitivity Scenario (Delayed Business Term Loan)
1. Expenses related to subsidiaries were embedded within personnel and SG&A expenses in the Management Projections

Evercore / Seneca Evercore
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Project Achieve

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Management Projections for Isaac vs. Equity Research (R$ in millions, "$" symbol indicates R$ throughout) Source: Management Projections; Illustrative Sensitivity Scenario (Delayed Business Term Loan); Wall Street research Revenue Adj. EBITDA % Growth % Margin 104% 64% 48% 41% 31% 25% 23% 21% 86% 63% 43% 39% 32% 30% 24% 21% 86% 48% 35% 35% 35% 35% na na 84% 51% 31% 25% 21% 19% 16% 13% 103% 39% 30% 25% 22% 19% 7% 7% $1,758 $2,158 $2,612 $1,587 $1,968 $2,382 $1,062 $1,141 $1,225 $1,149 $1,328 $1,505 $1,468 $- $500 $1,000 $1,500 $2,000 $2,500 $3,000 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E % Margin (12%) 11% 23% 28% 32% 35% 37% 39% (16%) 4% 12% 23% 28% 32% 33% 34% (10%) 2% 9% 16% 23% 30% na na (8%) 6% 16% 24% 28% 30% 32% 33% (10%) (2%) 6% 14% 22% 30% 30% 30% $615 $798 $1,019 $511 $652 $807 $319 $342 $368 $350 $428 $504 $440 ($200) $- $200 $400 $600 $800 $1,000 $1,200 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E Management Projections Illustrative Sensitivity Scenario (Delayed Business Term Loan) (10/18/22) (10/21/22) (10/26/22) 25

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Management Projections vs. Equity Research (R$ in millions, "$" symbol indicates R$ throughout) Revenue Source: Management Projections; Illustrative Sensitivity Scenario (Delayed Business Term Loan); Wall Street research 1. Since 10/18/22, J.P. Morgan has raised its projections modestly ($50 higher in 2025), but its most recent forecast beyond 202 5 i s unavailable Management Projections Illustrative Sensitivity Scenario (Delayed Business Term Loan) (10/18/22) 1 (10/21/22) % Growth 26% 24% 22% 21% 19% 16% 15% 15% 25% 23% 20% 20% 18% 17% 15% 15% 31% 20% 18% 17% 17% 17% 13% 9% 29% 24% 19% 16% 14% 13% 11% 10% $2,436 $3,009 $3,658 $4,419 $5,249 $6,084 $6,997 $8,034 $2,408 $2,964 $3,570 $4,280 $5,070 $5,912 $6,807 $7,805 $2,372 $2,843 $3,347 $3,924 $4,589 $5,376 $6,071 $6,601 $2,394 $2,960 $3,520 $4,092 $4,673 $5,265 $5,859 $6,468 $2,000 $3,000 $4,000 $5,000 $6,000 $7,000 $8,000 $9,000 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 26

Preliminary Draft – Confidential Prepared at the Request of Counsel Project Achieve Illustrative Sensitivity Scenario (R$ in millions, "$" symbol indicates R$ throughout) Source: Illustrative Sensitivity Scenario; Arco historical financials per Arco management 1. 2022 financials and metrics illustratively include Isaac as if the acquisition occurred on January 1, 2022 2. Reflects updated assumptions for D&A, cash expenses and goodwill tax amortization as of April 10, 2023 3. NOPAT stands for Net Operating Profit After Tax 4. Cash outflow / inflow associated with Isaac using / receiving capital to fund credit 5. Illustratively treats all stock - based compensation as a cash expense 2022A 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E Revenue $1,929 $2,436 $2,999 $3,612 $4,310 $5,050 $5,763 $6,526 $7,388 $8,202 $8,972 $9,661 % Growth 51% 26% 23% 20% 19% 17% 14% 13% 13% 11% 9% 8% Adj. EBITDA $537 $736 $950 $1,208 $1,498 $1,821 $2,122 $2,433 $2,784 $3,117 $3,409 $3,671 % Margin 28% 30% 32% 33% 35% 36% 37% 37% 38% 38% 38% 38% CapEx $201 $224 $234 $259 $276 $311 $340 $383 $432 $468 $512 $551 % of Revenue 10% 9% 8% 7% 6% 6% 6% 6% 6% 6% 6% 6% Adj. EBITDA - CapEx $336 $513 $716 $949 $1,222 $1,510 $1,782 $2,050 $2,352 $2,649 $2,898 $3,120 % Margin 17% 21% 24% 26% 28% 30% 31% 31% 32% 32% 32% 32% Memo: Unlevered Free Cash Flow NOPAT $300 $433 $602 $686 $846 $1,005 $1,170 $1,368 $1,462 $1,603 $1,731 (+) D&A 311 359 409 461 515 561 606 627 693 755 809 (-) CapEx (224) (234) (259) (276) (311) (340) (383) (432) (468) (512) (551) (-) Capital Allocation - Credit (Isaac) (27) (51) (84) (42) (12) (51) (65) 51 45 50 55 (-) Change in Operational NWC (221) (241) (273) (316) (381) (430) (481) (539) (407) (385) (345) Unlevered Free Cash Flow $139 $266 $395 $513 $657 $745 $846 $1,074 $1,325 $1,512 $1,699 % Conversion 19% 28% 33% 34% 36% 35% 35% 39% 43% 44% 46% 5 1 3 4 2 27

Preliminary Draft – Confidential Prepared at the Request of Counsel B. Proposal Summary

Preliminary Draft – Confidential
Prepared at the Request of Counsel

Summary of GA / Dragoneer Proposal Received November 30th, 2022

- **On November 30, 2022, Arco announced the receipt of a non-binding proposal from the Bidders (GA and Dragoneer) to acquire all outstanding Class A shares not held by the Bidders or the Controlling Shareholders (Oto Brasil de Sá Cavalcante and Ari de Sá Cavalcante Neto)**
  - Bidders collectively own 15% of Class A shares, or 9% of all common shares outstanding, and are holders of the US$150 million Convertible Notes due November 2028 (on an as-converted basis, class A ownership of 32%)
- **Preliminary Non-Binding Proposal Terms:**
  - US$11.00 per share
  - Implied ~22% premium (based on closing price of US$9.04 on November 30, 2022)
  - Implied transaction value[1] of ~US$1.3bn
  - Implied multiple of ~8.7x '23E EBITDA[1]
  - Equity roll or cash consideration financed by the Bidders
- **The Controlling Shareholders support the proposal and would roll 100% of their Class A and Class B shares**
  - Controlling Shareholders own 1% of Class A shares and 100% of the high-voting Class B shares (or 42% of all common shares outstanding) and have 88% voting control, and are expected to maintain the same economic and voting interest in the Company
  - Controlling Shareholders signed an exclusivity agreement with the Bidders

Source: Arco filings, Arco Management, Management Projections, Refinitiv Eikon
Note: Ownership data based on 38.526 million Class A shares and 27.401 million Class B basic shares outstanding as of 12/31/22 pro forma for Isaac; as-converted basis assumes conversion into 5.172 million Class A shares. Voting control assumes 10 votes per Class B share
1. Based on 12/31/22 balance sheet and 2023E adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adj. EBITDA") per Management Projections as approved for Evercore's use by Special Committee as of February 23, 2023

EVERCORE / Seneca EVERCORE
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